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Exhibit 10.1

EMPLOYMENT AGREEMENT AND GENERAL RELEASE

        EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the "Agreement"), dated as of August 6, 2002, by and between TMP Worldwide Inc., a Delaware corporation (the "Company"), and James Treacy ("Executive").

        WHEREAS, Executive has been employed by the Company since 1994, most recently as President and Chief Operating Officer;

        WHEREAS, Executive and the Company are parties to an Employment Agreement referencing an execution date of November 18, 1996, as amended by (x) Amendment No. 1 to Employment Agreement referencing an execution date of October 21, 1998, (y) Amendment No. 2 to Employment Agreement referencing an execution date of November 2, 1999 and (z) Amendment No. 3 to Employment Agreement referencing an execution date of November 1, 2001 (collectively, the "Prior Employment Agreement"); and

        WHEREAS, the Company and Executive wish to confirm their understanding and agreement with respect to Executive's employment with and mutually agreed separation of employment from the Company and certain other matters.

        NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Employment.    The Company agrees to continue to employ Executive and Executive agrees to accept continued employment with the Company through December 31, 2002 (the "Termination Date"), it being understood that Executive's employment with the Company under this Agreement or otherwise shall not continue beyond December 31, 2002 unless otherwise expressly agreed to in writing by the parties. It is understood and agreed that Executive shall serve as President and Chief Operating Officer in accordance with this Agreement and that Executive's duties and responsibilities shall consist solely of those of an executive nature that may be reasonably requested of Executive by the Company's Chief Executive Officer (the "CEO") or the Company's Board of Directors (the "Board"). It is understood that no commitment is made as to the amount, if any, of Executive's actual duties and responsibilities. Those duties may include, but need not be limited to, assisting the Company in locating and hiring one or more individuals to handle Executive's responsibilities and assistance in the transition of Executive's duties and responsibilities. It is further understood that Executive may spend reasonable amounts of time during business hours pursuing future career opportunities. Executive agrees to remain on the Company's Board until the earlier of (i) the election of his successor or (ii) the request of the CEO or the Board for Executive's resignation, it being understood that during the term of Executive's employment under this Agreement Executive shall not be entitled to any additional consideration for his service on the Board or any committee thereof.

        Through the Termination Date, Executive shall be entitled to (i) a salary at the rate of $675,000 per annum, pro-rated for periods of less than one year, (ii) participation in medical, dental, disability, 401(k), life insurance and other benefit plans, as such plans may be amended from time to time, on the same basis as other senior management (it being understood that the foregoing expressly excludes any and all option and bonus plans), (iii) reimbursement of business expenses (including but not limited to first class travel) incurred in accordance with Company policy upon presentation of appropriate receipts and supporting documentation therefor, and (iv) an aggregate of 15 days paid vacation. Executive acknowledges that the Company may deduct from amounts payable to Executive hereunder (including but not limited to amounts identified in Section 4(a) below) any applicable withholding taxes, payroll deductions and amounts required by law to be withheld, including without limitation payroll deductions previously authorized by Executive.

        2.    Options.

          (a) In lieu of any and all existing commitments or obligations to issue options, on September 10, 2002, the Company will cause the Compensation Committee of the Board to grant Executive an option to purchase 200,000 shares of Company common stock. The foregoing options will be subject to the terms and conditions of the option agreement attached as Exhibit A hereto and will have an exercise price per share equal to the closing price on the September 10, 2002 date of grant by the Compensation Committee of the Board.

          (b) If and only if Executive's service on the Company's Board is terminated on or before December 31, 2002 by virtue of (i) the election of Executive's successor or (ii) the request of the CEO or the Board for Executive's resignation, on December 31, 2002 the Company will cause the Compensation Committee of the Board to grant Executive an option to purchase 22,500 shares of Company common stock. The foregoing options will be subject to terms of the option agreement attached as Exhibit A hereto except that the agreement shall (1) be dated December 31, 2002, (2) refer in Section 1 thereof to the grant of an option to purchase 22,500 shares of Company common stock at a purchase price per share equal to the closing price on the December 31, 2002 date of grant of the option by the Compensation Committee of the Board and (3) in Section 2 thereof provide for immediate vesting of 100% of the option granted thereby.

        3.    Client Vacancies.    The Company shall advise Messrs. John Mclaughlin, Michael Kelly, Andrew Simpson and Robert Rollo that such individuals and their subordinates can in their sole and absolute discretion consider Executive for any chief executive officer and/or board director position that the Company is seeking to fill for a client.

        4.    Compensation After Termination.

          (a) Upon termination of Executive's employment under this Agreement and except and only to the extent otherwise expressly provided in Section 4(b), 4(c) and 7 below, Executive shall only be entitled to (i) payment of any theretofore unpaid salary under this Agreement through the Termination Date, (ii) outstanding employee benefits regularly provided which have accrued through the Termination Date, subject to clause (iii) below, (iii) payment for all unreimbursed travel, entertainment and other expenses which have been incurred in accordance with Company policy on or prior to the Termination Date, which payment shall be made promptly after presentation of appropriate receipts and invoices therefor, provided that Executive provides all such requests for reimbursement, receipts and invoices within 90 days after the Termination Date, and (iv) payment for any of the 15 vacation days identified in Section 1 which have not been used by Executive prior to the Termination Date at the rate of $2,596.15 per unused vacation day.

          (b) At any time on or after the Termination Date but in no event more than 20 days after the Termination Date, Executive may choose to properly complete, execute and deliver to the Company no less than two originals of a General Release Agreement in the form of Exhibit B hereto (the "Release Agreement"). In the event that two originals of such Release Agreement are properly completed, signed and delivered to the Company by Executive, the Company shall promptly execute and deliver to Executive or Executive's counsel no less than one original of such Release Agreement duly countersigned by the Company. In the event that two originals of such Release Agreement are not properly completed, signed or delivered by Executive, the parties agree to endeavor in good faith to promptly remedy any such improprieties.

          (c) If and only if (i) such Release Agreement is properly completed, signed and delivered by Executive and (ii) the rescission period described in Paragraph 3 of the Release Agreement expires without Executive having exercised the right of rescission described therein, in consideration of and subject to Executive's compliance with Executive's agreements under the Release Agreement, the Company agrees to pay Executive an aggregate of $1,012,500 in 36 semi-monthly installments of $28,125, without interest. The initial installment shall be payable within two weeks of the date that

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  the rescission period described in Paragraph 3 of the Release Agreement expires without Executive having exercised the right of rescission described therein. Any and all consideration described in this Section 4(c) shall constitute consideration for Executive's execution of the Release Agreement and such consideration shall be reduced by applicable withholding taxes, payroll deductions and amounts required by law to be withheld. Executive acknowledges that the consideration described in this Section 4(c) constitutes consideration to which Executive was not previously entitled in the absence of the Release Agreement, whether by Company policy, written agreement or otherwise. It is understood that any earnings of Executive after the date of this Agreement or the Release Agreement shall not affect the amounts payable by the Company in this Section 4(c).

        5.    General Releases.

          (a) Executive Release. In consideration of the Company's agreements in Sections 4(b), 4(c), 5(b) and 7 hereof, and as a material inducement to the Company to enter into this Agreement, Executive, on behalf of Executive, Executive's heirs, estate, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge each of the Releasees (as defined below) from any and all actions, causes of action, suits, debts, administrative or agency charges, dues, sums of money, accounts, claims, reckonings, complaints, liabilities, obligations, agreements, promises, damages, demands, judgments, options, shares, controversies, variances, trespasses, costs, losses, expenses and legal fees and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, which Executive or Executive's heirs, estate, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have against each or any of the Releasees by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, whether or not arising out of or in connection with Executive's employment or termination of employment, including but not limited to: any and all rights and claims under federal, state or local laws, regulations or requirements, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act, Section 1981 of Title 42 of the United States Code, the Family and Medical Leave Act, the Workers Adjustment and Notification Act, the laws of the State of New York and all localities therein, the laws of the State of New Jersey and all localities therein, the constitution of the States of New York and New Jersey, the New York Labor Law, the New York State Executive Law (including New York State's Human Rights Law), any and all rights and claims relating to defamation, discrimination (on the basis of sex, race, color, national origin, religion, age, disability or otherwise), workers' compensation, fraud, misrepresentation, breach of contract, intentional or negligent infliction of emotional distress, breach of any covenant of good faith and fair dealing, negligence, tort claims, implied or express, claims of fraudulent inducement, retaliation, wrongful termination, severance, pension, wrongful employment practices or relating to Executive's employment with, or separation of employment from, the Company, any and all rights and claims under any and all employment agreements, arrangements or offer letters (including but not limited to the Prior Employment Agreement), any and all rights to options or other equity interests in the Company or any of its Affiliates or any other rights or claims arising under any federal, state or local law, statute, regulation or case law except and only to the limited extent otherwise expressly provided in this Section 5(a).

          As used in this Agreement, the term "Releasees" is a collective reference to the Company and each of its present, former and future stockholders, subsidiaries, Affiliates, successors, assigns and employee benefit plans, and each of its directors, officers, employees, trustees, representatives, insurers and agents, each in their official and individual capacities. As used in this Agreement, the term "Affiliates" is a reference to all affiliates within the meaning of Rule 405 under the Securities Act of 1933, as amended. Notwithstanding anything in this Section 5(a) to the contrary, nothing in this Section 5(a) shall be deemed to be a release of (i) Executive's vested rights, if any, under the Company's 401(k) plan, (ii) Executive's rights under the option agreements dated (a) January 6, 1997, (b) December 12, 1997, (c) December 9, 1998, (d) August 5, 1999, (e) April 4, 2001,

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  (f) September 10, 2001, (g) November 1, 2001, (h) the Option Agreement referred to in Section 2(a) above and (i) the Option Agreement referred to in Section 2(b) above if and only if such option agreement is required to be issued pursuant to the terms of such Section 2(b), in the case of the agreements referred to in clauses (a) through (g) (the "Specified Option Agreements"), as they may be amended pursuant to Section 7(a) below, (iii) Executive's rights under the Indemnity Agreement between Executive and the Company dated September 16, 1996 (the "Indemnity Agreement") and any rights to indemnification under any applicable law, the Company's certificate of incorporation and bylaws and any rights to coverage under any directors' and officers' liability policies (the foregoing sometimes referred to herein as "Indemnification and Insurance Coverage Rights"), (iv) Executive's rights to shares of Company Common Stock acquired upon exercise of the foregoing options or acquired in the open market or pursuant to the Company's 401(k) plan or under the Agreement and Plan of Merger of TMP Worldwide Inc., Worldwide Classified Inc., McKelvey Enterprises Inc. and Telephone Marketing Programs Incorporated dated September 20, 1996, (v) Executive's rights to reimbursement of business expenses incurred in accordance with Company policy upon presentation of appropriate receipts and supporting documentation therefor, and (vi) Executive's rights under this Agreement.

          (b) Company Release. The Company, on behalf of itself and its successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge Executive from any and all actions, causes of action, suits, debts, administrative or agency charges, dues, sums of money, accounts, claims, reckonings, complaints, liabilities, obligations, agreements, promises, damages, demands, judgments, controversies, variances, trespasses, costs, losses, expenses and legal fees and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, which the Company, its successors and assigns ever had, now have or hereafter can, shall or may have against Executive by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, whether or not arising out of or in connection with Executive's employment or termination of employment, including but not limited to: any and all rights and claims under federal, state or local laws, regulations or requirements, the laws of the State of New York and all localities therein, the laws of the State of New Jersey and all localities therein, the constitution of the States of New York and New Jersey, any and all rights and claims relating to defamation, fraud, misrepresentation, breach of contract, intentional or negligent infliction of emotional distress, breach of any covenant of good faith and fair dealing, negligence, tort claims, implied or express, claims of fraudulent inducement, or relating to Executive's employment with, or separation of employment from, the Company, and any and all rights and claims under any and all employment agreements, arrangements or offer letters (including but not limited to the Prior Employment Agreement), and any and all rights or claims arising under any federal, state or local law, statute, regulation or case law except and only to the limited extent otherwise expressly provided in this Section 5(b). Notwithstanding anything in this Section 5(b) to the contrary, nothing in this Section 5(b) shall be deemed to be a release of any rights of the Company, its successors or assigns, (i) under the Company's 401(k) plan, (ii) under the stock option agreements between the Company and Executive identified in Section 5(a) above, as such agreements may be amended pursuant to Section 7(a) below, (iii) under the Indemnity Agreement or relating to the Indemnification and Insurance Coverage Rights, (iv) with respect to any money borrowed by or advances provided to Executive (including but not limited to (x) any money borrowed under the Company's 401(k) plan and (y) advances including but not limited to those relating to business, travel and entertainment), (v) under applicable laws and the Company's certificate of incorporation and bylaws with respect to shares of Company Common Stock, (vi) with respect to breach of any fiduciary obligations of Executive, (vii) with respect to any fraud, theft, embezzlement or comparable misconduct, (viii) with respect to breach of any nonsolicitation, confidentiality and/or noncompetition obligations, or (ix) under this Agreement.

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          (c) Absolute Defense. This Section 5 constitutes, among other things, a full and complete release of any and all claims released by Executive or the Company, and it is the intention of the parties that this Agreement shall be a complete and absolute defense to anything released hereunder. Each party expressly and knowingly waives such party's right to assert any claims against the other that are released hereunder and covenants not to sue any of the released persons or entities based upon any claims released hereunder. Each party represents and warrants that such party has not filed any charges, claims or suits of any kind against the other party as of the date of this Agreement.

        6.    Review Period; Rescission.    Executive acknowledges that Executive has been given a period of 21 days, not including the date of receipt, in which to consider this Agreement. Once this Agreement is executed, Executive may rescind this Agreement within 7 calendar days of signing. To be effective, any rescission must be in writing and delivered to the Company at 622 Third Avenue, 39th Floor, New York, NY 10017, Attn: Margaretta Noonan, either by hand or by mail within the 7 day period. If sent by mail, the rescission must be (i) postmarked within the 7 day period; (ii) properly addressed to the Company; and (iii) sent by certified mail, return receipt requested. Upon any such effective rescission, all of the provisions of this Agreement, including but not limited to the provisions of Sections 1, 2, 4 and 5, shall be null and void ab initio. After the 7 day rescission period has passed, this Agreement shall be irrevocable.

        7.    Option Agreements; Fees; Press Release; Medical Benefits; Board.

          (a) On the Termination Date, all options granted to Executive under the Specified Option Agreements (i) that have not theretofore vested shall automatically and immediately become fully vested, and (ii) shall be exercisable for the balance of the ten year term provided by the applicable stock option agreement, subject to all other terms of any such agreement not inconsistent with this sentence. Annexed hereto as Exhibit C is an optionee statement dated August 2, 2002 summarizing certain aspects of the options covered by the Specified Option Agreements as of such date, it being understood that such summary shall not in any way be deemed to amend or modify the terms of any of the Specified Option Agreements.

          (b) The Company shall pay the reasonable attorney's fees and expenses incurred by Executive arising out of and in connection with this Agreement, provided however, that in no event shall such fees and expenses exceed an aggregate of $10,000. The Company agrees to issue a mutually acceptable press release in the form of Exhibit D hereto regarding the new arrangements with Executive.

          (c) If and only if (i) the Release Agreement is properly completed, signed and delivered by Executive and (ii) the rescission period described in Paragraph 3 of the Release Agreement expires without Executive having exercised the right of rescission described therein, until such time as Executive may first avail himself of comparable medical coverage on comparable terms of an employer other than the Company (the "Specified Date"), the Company agrees:

              (x) through the date which is twenty one (21) months after the Termination Date to make available to Executive (and/or pay COBRA premiums on) basic medical and dental benefits for Executive and his family on the same terms and conditions (including but not limited to contribution terms) as would have been made available to Executive had Executive remained employed by the Company during such period; and

              (y) after the expiration of this twenty-one month period and for so long as Executive shall live, to provide Executive with/or reimburse Executive for premiums on basic medical and dental benefits for Executive and his family comparable to those (and on substantially similar terms and conditions, including but not limited to contribution terms) that would have been available to Executive had Executive remained employed by the Company during such period, it being understood however that from and after the date

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      Executive becomes eligible for Medicare coverage the medical and dental benefits called for by this clause (y) shall be supplemental benefits.

  For purposes of clarity, it is understood that on the Specified Date (whether the Specified Date occurs before or after the satisfaction of the conditions set forth in clauses (i) and (ii) of this Section 7(c)), the Company's obligations under clauses (x) and (y) of this Section 7(c) shall automatically terminate. Executive covenants to provide the Company with prompt written notice of the Specified Date.

          (d) Executive agrees to remain on the Company's Board from and after the Termination Date until the earliest of (i) December 31, 2004, (ii) the election of his successor, or (iii) the request of the Company's CEO or Board for Executive's resignation, provided, however that Executive's tenure on the Board may be terminated prior to the Termination Date in accordance with the provisions of Section 1 above. In the event Executive's tenure on the Board has not been terminated prior to the Termination Date in accordance with Section 1 above, during Executive's tenure as a non-employee director he shall be entitled to the standard compensation and option grants payable to non-employee directors and that for purposes of the initial non-employee director option grant he shall be deemed to have commenced his service as a non-employee director on the first day following the Termination Date, provided however, that such initial non-employee option shall have an exercise price per share equal to the Nasdaq closing price on the first Nasdaq trading day following the Termination Date. During Executive's tenure on the Company's Board after the Termination Date, the Company agrees to make available an office in the Company's New York headquarters for performance of Executive's Board related duties at such times and dates as may be mutually agreed from time to time.

        8.    Restrictive Covenants; Statements to Prospective Employers; Confidentiality; Non-defamation.

          (a) Executive acknowledges and agrees that in addition to, and not in lieu of, any nonsolicitation, confidentiality, non-competition and/or similar obligations which Executive may have with respect to the Company and/or its Affiliates, (i) by virtue of any applicable statute, regulation or common law (including but not limited to those arising out of fiduciary obligations), or (ii) provided in the stock option agreements identified in Section 5(a) above, (i) during Executive's employment and at all times thereafter, Executive will not use or disclose any confidential information, trade secret or other proprietary information relating to the Company or its Affiliates that is acquired by him during the course of his employment (whether before or after the date of this Agreement) and which is not generally known to others in the industry, and (ii) upon termination of employment, Executive agrees to return to the Company all records and documents whether written, printed or electronically or magnetically recorded, and all copies thereof, containing any information relating to the Company or its Affiliates. The foregoing shall not limit Executive's ability to receive and use information provided to Executive in his capacity as a director of the Company for the sole purpose of his service as a member of the Company's Board.

          (b) The Company agrees that in response to requests from prospective employers of Executive directed to the Company's Human Resources Department in New York, New York, the Company's comments will be limited to confirming the dates of Executive's employment with the Company, Executive's job titles, positions and responsibilities and Executive's rates of pay. Executive may from time to time request the Company's Chairman and CEO to provide references to prospective employers of Executive, it being understood that the Chairman and CEO shall endeavor to include in any such discussion points which are consistent with the press release attached as Exhibit D hereto.

          (c) While it is recognized that this Agreement will likely need to be publicly filed and described in the Company's public filings, Executive agrees to treat all information relating to the

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  negotiation of the terms hereof absolutely confidential, and not to disclose such information to anyone except Executive's attorney, accountant, tax advisor, immediate family, or except as may be required by law or agreed to in writing by the Company, provided that Executive will cause each of such individuals and entities to keep such terms confidential. In the event disclosure of any such information is required or purportedly required by law, Executive will provide the Company with prompt notice of any such requirement so that the Company may seek an appropriate protective order.

          (d) Executive further agrees not to defame the Company or any of the other Releasees. Executive recognizes and agrees that this confidentiality and non-defamation provision was a significant inducement for the Company to enter into this Agreement. The Company agrees not to defame Executive.

        9.    Arbitration.    The parties acknowledge and agree that any controversy or claim (contract, tort or statutory) shall be governed by and subject to the applicable agreements to arbitrate claims set forth in the Option Agreement between the parties dated as of November 1, 2001, provided, however, that this sentence shall constitute the written agreement of the parties to the effect that the arbitrator may award reasonable attorneys' fees to the prevailing party even in circumstances where the prevailing party has not prevailed on a statutory claim which affords the prevailing party attorneys' fees.

        10.    Non-admission.    Nothing in this Agreement (including but not limited to the Release Agreement) is intended to be, nor will be deemed to be, an admission by the Company that (i) it or any of its Affiliates has violated any state or federal law, rule, regulation, principle of common law or other obligation, (ii) it or any of its Affiliates has engaged in any wrongdoing, or (iii) Executive would be entitled to any of the consideration provided herein in the absence of this Agreement (or the Release Agreement, as the case may be). Nothing in this Agreement (including but not limited to the Release Agreement) is intended to be, nor will be deemed to be, an admission by Executive that he has violated any state or federal law, rule, regulation, principle of common law or other obligation or that Executive has engaged in any wrongdoing.

        11.    Entire Agreement.    This Agreement sets forth the entire understanding of the parties, and terminates, supersedes and preempts all prior oral or written understandings and agreements with respect to Executive's employment with the Company and any of its subsidiaries or Affiliates, including but not limited to the Prior Employment Agreement. Each party represents that it has not relied on any representation not set forth in this Agreement. This Agreement shall be binding on and inure to the benefit of the parties' successors, heirs, estates and beneficiaries. All rights and obligations of Executive shall survive his death and shall be binding on and inure to the benefit of his estate or his designated beneficiaries.

        12.    General.    This Agreement, including but not limited to the Release Agreement, (i) shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of New York without giving effect to provisions thereof regarding conflict of laws, (ii) may be signed in counterparts, and (iii) may not be amended, terminated or waived orally.

        13.    Notices.    Any notice, consent or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) delivered by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by courier, or (d) delivered by facsimile transmission, at the addresses and/or facsimile numbers as set forth below or at such other addresses and/or facsimile numbers as may be furnished in writing. All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing, except in the case of notice given by facsimile transmission, which shall be deemed received upon the next business day following the date of transmission thereof by the sender and issuance by the transmitting machine of a

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confirmation slip confirming that the number of pages constituting the notice have been transmitted without error to the addressee's facsimile number. In the case of notices sent by facsimile transmission, the sender shall within one business day also mail a copy of the notice to the addressee's address for notices, together with a copy of the confirmation slip; however, such mailing shall in no way affect the time at which the facsimile notice is deemed received.

(a) If to Executive:
James Treacy 76 Concord Avenue Glen Rock, NJ 07452 (201)
With a copy to:
Outten & Golden LLP 3 Park Avenue, 29th Floor New York, NY 10016 Attention: Wayne Outten Telecopy: (212) 977-4005
(b) If to the Company:
TMP Worldwide Inc. 622 Third Avenue, 39th Floor New York, New York 10017 Attention: Andrew J. McKelvey Telecopy: (917) 256-8511
with a copy to:
TMP Worldwide Inc. 622 Third Avenue, 39th Floor New York, New York 10017 Attention: Myron Olesnyckyj, Esq. Telecopy: (917) 256-8526

        14.    VOLUNTARY AND KNOWING ACTION.    EACH OF THE PARTIES ACKNOWLEDGES THAT SUCH PARTY HAS CAREFULLY READ AND UNDERSTANDS THIS AGREEMENT AND THAT SUCH PARTY HAS EXECUTED THE SAME AS HIS OR ITS OWN FREE ACT AND DEED. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AND HAS IN FACT CONSULTED WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ALL OF ITS TERMS, AND IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITH THE FULL INTENT OF, AMONG OTHER THINGS, RELEASING THE COMPANY AND CERTAIN OTHER PARTIES OF ALL KNOWN AND UNKNOWN CLAIMS.

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:
TMP WORLDWIDE INC.
By:	/s/ MYRON OLESNYCKYJ Name: Myron Olesnyckyj Title: Senior Vice President
EXECUTIVE:
By:	/s/ JAMES TREACY James Treacy

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Exhibit A

TMP WORLDWIDE INC.
STOCK OPTION AGREEMENT

        AGREEMENT ("Agreement") made as of the 10th day of September, 2002, by and between TMP WORLDWIDE INC., a Delaware corporation (the "Company") and James Treacy (the "Optionee").

W I T N E S S E T H:

        WHEREAS, pursuant to the TMP Worldwide Inc. 1999 Long Term Incentive Plan (the "Plan"), the Committee (as defined in the Plan) desires to grant to the Optionee and the Optionee desires to accept an option to purchase shares of common stock, $.001 par value, of the Company (the "Common Stock") upon the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, the parties hereto agree as follows:

        1.    Grant.    The Committee hereby grants to the Optionee an option to purchase up to 200,000 shares of Common Stock at a purchase price per share of $[closing price on the September 10, 2002 date of grant of option by the Compensation Committee of Company's Board of Directors]. This option is intended to be treated as an option that does not qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

        2.    Vesting.    Except as specifically provided otherwise herein, the option will vest and become exercisable, if at all, in accordance with the following schedule based upon the period of the Optionee's continuous employment with the Company or an affiliate (as defined below) of the Company following the date of this Agreement through the applicable dates indicated below:

Date	Incremental Percentage of Option Exercisable	Cumulative Percentage of Option Exercisable
Prior to October 31, 2002	0%	0%
October 31, 2002	100%	100%

Any fractional shares resulting from the strict application of the incremental percentages set forth above will be disregarded and the actual number of shares vesting on any specific date will cover only the full number of shares determined by applying the relevant incremental percentage. Unless sooner terminated, the option will expire on the tenth anniversary of the date hereof.

        3.    Exercise.    Any portion of the option which has vested and is exercisable may be exercised in whole or in part by delivering to the Vice-President, Human Resources of the Company ("VP-Human Resources") at its corporate headquarters in New York, New York (a) a written notice specifying (1) the number of shares to be purchased, (2) the date of this Agreement and the specific number of shares referred to in Section 1 of this Agreement, (3) the Optionee's home address and, if the Optionee has one, the Optionee's social security or U.S. taxpayer identification number and (4) delivery instructions with respect to the shares of Common Stock issuable upon exercise, and (b) cash payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any federal, foreign or other tax withholding obligations with respect to the exercise (unless other arrangements acceptable to the Company in its sole discretion have been made). The Company may from time to time change (or provided alternatives to) the method of exercise of the option granted hereunder by notice to the Optionee, it being understood that from and after such notice the Optionee will be bound by the method (or alternatives) specified in any such notice. The Company (in its sole and absolute discretion) may permit all or part of the exercise price to be paid with shares of Common Stock which have been owned by the Optionee for at least six months, or in installments (together with interest) evidenced by the Optionee's secured promissory note.

        4.    Issuance of Shares.    No shares of Common Stock shall be sold or delivered hereunder until full payment for such shares has been made. The Optionee shall have no rights as a stockholder with respect to any shares covered by the option until a stock certificate for such shares is issued to the Optionee. Except as otherwise provided herein, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

        5.    No Assignment of Option.    This option is not assignable or transferable except upon the Optionee's death to a beneficiary designated by the Optionee in a written beneficiary designation filed with the Company or, if no duly designated beneficiary shall survive the Optionee, pursuant to the Optionee's will and/or by the laws of descent and distribution, and is exercisable during the Optionee's lifetime only by the Optionee or the Optionee's guardian or legal representative.

        6.    Termination of Employment.    If the Optionee ceases to be employed by the Company or any of its affiliates for any reason, then unless sooner terminated, the option will become fully vested (to the extent it was not theretofore vested) and will remain exercisable by the Optionee for the balance of the term of the option specified in the last sentence of Section 2 above. Any vested option which is not exercised within the applicable period following termination of employment will automatically expire.

        7.    Securities Registration Requirement.    Notwithstanding anything herein to the contrary, the option may not be exercised unless and until a registration statement covering the shares of Common Stock issuable upon exercise of the option granted hereunder has been filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the option shall in no event be exercisable and shares shall not be issued hereunder if, in the opinion of counsel to the Company, such exercise and/or issuance may result in a violation of federal or state securities laws or the securities laws of any other relevant jurisdiction. Nothing in this Agreement shall be deemed to obligate the Company to effect any such registration.

        8.    Capital and Corporate Changes.

          (a) Adjustments Upon Changes in Capitalization. The number and class of shares covered by this option and, if applicable, the exercise price per share shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company's capital stock.

          (b) Change in Control. If, in connection with a Change in Control (defined below), the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Board of Directors of the Company (the "Board") so directs, then this option will be converted into an option to purchase shares of Exchange Stock. The number of shares and exercise price under the converted option will be determined by adjusting the number of shares and exercise price under this option on the same basis as the determination of the number of shares of Exchange Stock the holders of Common Stock will receive in connection with the Change in Control and, unless the Board determines otherwise, the vesting conditions with respect to the converted options will be substantially the same as the vesting conditions set forth herein. If the Board does not direct a conversion of the outstanding option in connection with a Change in Control, then the Optionee will be permitted to exercise the outstanding option in whole or in part (whether or not otherwise vested or exercisable) prior to the Change in Control, and any outstanding option which is not exercised before the Change in Control will thereupon terminate.

          (c) Definition of Change in Control. For purposes hereof, the term "Change in Control" shall be deemed to occur if (1) there shall be consummated (A) any consolidation, merger or reorganization involving the Company, unless such consolidation, merger or reorganization is a "Non-Control Transaction" (as defined below) or (B) any sale, lease, exchange or other transfer

  (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (2) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (3) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the combined voting power of the Company's then outstanding voting securities other than (a) a person who owns or owned shares of Class B Common Stock of the Company, (b) pursuant to a plan or arrangement entered into by such person and the Company, or (c) pursuant to receipt of such shares from a stockholder of the Company pursuant to such stockholder's will or the laws of descent and distribution. A "Non-Control Transaction" shall mean a consolidation, merger or reorganization of the Company where (1) the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such consolidation, merger or reorganization (the "Surviving Corporation"), (2) the individuals who were members of the Board of the Company immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute at least 50% of the members of the Board of Directors of the Surviving Corporation, or a corporation directly or indirectly beneficially owning a majority of the voting securities of the Surviving Corporation and (3) no person (other than (a) the Company, (b) any subsidiary of the Company, (c) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any subsidiary, or (d) any person who, immediately prior to such consolidation, merger or reorganization, beneficially owned more than 50% of the combined voting power of the Company's then outstanding voting securities) beneficially owns more than 50% of the combined voting power of the Surviving Corporation's then outstanding voting securities.

          (d) Fractional Shares. In the event of any adjustment in the number of shares covered by this option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded, and the option, as adjusted, will cover only the number of full shares resulting from the adjustment.

          (e) Determination of Board to be Final. All adjustments under this Section shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

        9.    Nonsolicitation; Confidentiality.    As a material inducement to the Company to grant this option and to enter into this Agreement, the Optionee hereby expressly agrees to be bound by the following covenants, terms and conditions.

          (a) During the course of the Optionee's relationship with the Company or any of its affiliates, the Optionee has had, and will have, access to trade secrets, proprietary and confidential information relating to the Company and its affiliates and their respective clients, including but not limited to, marketing data, financial information, client lists (including without limitation, Rolodex type or computer based compilations maintained by the Company or its affiliates or the Optionee), and details of programs and methods, pricing policies, strategies, profit margins and software, in each case of the Company, its affiliates and/or their respective clients. During the term of the Optionee's employment with one or more of the Company and its affiliates and thereafter, the Optionee agrees to keep secret and retain in strictest confidence all of such trade secret, proprietary and confidential information, and will not disclose, disseminate or use such information for the Optionee's own advantage or for the advantage of any other person or entity. In the event disclosure of any such trade secret, proprietary and confidential information is required or purportedly required by law, the Optionee will provide the Company with prompt notice of any such requirement so that the Company may seek an appropriate protective order.

          (b) Through the date which is one year after the last day of the Optionee's employment with the Company or any of its affiliates (such last day is sometimes referred to herein as the "Termination Date"), except prior to the Termination Date on behalf of the Company and its affiliates in accordance with the terms of the Optionee's employment, the Optionee will not, directly or indirectly, solicit or perform Business (as defined below) related services for, or interfere with or endeavor to entice away from the Company or any of its affiliates, any client to whom the Company or any of its affiliates provided services at any time during the 12 months preceding the Termination Date, or any prospective client to whom the Company or any of its affiliates had made a formal presentation at any time during the 12 months preceding the Termination Date, and the Optionee will not, directly or indirectly, hire, attempt to hire, solicit for employment or encourage the departure of any employee of the Company or any of its affiliates or any individual who was employed by the Company or any of its affiliates at any time during the 12 months preceding the Termination Date. As used herein, the term "Business" means the yellow pages advertising business, the recruitment advertising business, the search business, the selection business, the staffing business, the Internet advertising business, the relocation business and any other business in which the Company or any of its affiliates is currently involved or becomes engaged at any time prior to the Termination Date. As used in this agreement, the term "affiliate" means an affiliate of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended.

          (c) The Optionee acknowledges that in the event the Optionee violates any provisions of this Section 9, in addition to its other rights and remedies, the Company shall be entitled to injunctive relief without the necessity of proving actual damages. The Optionee acknowledges that if any provision of this Section 9 is held to be unenforceable, the court making such holding shall have the power to modify such provision and in its modified form such provision shall be enforced.

          (d) The Optionee acknowledges and agrees that the provisions of this Section 9 are in addition to, and not in lieu of, any non-solicitation, confidentiality, non-competition, nonraid and/or similar obligations which the Optionee may have with respect to the Company and/or its affiliates, whether by agreement, fiduciary obligation or otherwise and that the grant and exercisability of the option contemplated by this Agreement are expressly made contingent on the Optionee's compliance with the provisions of this Section 9. Without in any way limiting the provisions of this Section 9, the Optionee further acknowledges and agrees that the provisions of this Section 9 shall remain applicable in accordance with their terms after the Optionee's Termination Date, regardless of whether (i) the Optionee's termination or cessation of employment is voluntary or involuntary, (ii) the Optionee has exercised the option in whole or in part or (iii) the option has not or will not vest.

        10.    No Employment Rights.    Nothing in this Agreement, including but not limited to the provisions of Sections 15 or 16 below, shall give the Optionee any right to continue in the employment of the Company or any affiliate of the Company, or interfere in any way with the right of the Company or any affiliate of the Company to terminate the employment of the Optionee. It is understood that the option granted hereunder is automatically void and of no force or effect unless at the date of grant referred to on the first page of this Agreement the Optionee is an employee of the Company or one of its affiliates and that the execution or delivery of this Agreement by the Company and references in this Agreement to non employment services shall in no way constitute a waiver or modification of the foregoing.

        11.    Plan Provisions.    The provisions of the Plan shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Optionee acknowledges receipt of a copy of the Plan prior to the execution of this Agreement.

        12.    Administration.    The Committee will have full power and authority to interpret and apply the provisions of this Agreement and act on behalf of the Company and the Board in connection with this Agreement, and the decision of the Committee as to any matter arising under this Agreement shall be binding and conclusive as to all persons.

        13.    Binding Effect; Headings; Dollar Amounts.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The subject headings of Sections of this Agreement are included for the purpose of convenience only and shall not affect the construction or interpretation of any of its provisions. All references in this Agreement to "$" or "dollars" are to United States dollars.

        14.    Applicable Law.    Except with respect to Sections 15 and 16 below, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral with respect to its subject matter, and may not be modified except by written instrument executed by the parties. The Optionee has not relied on any representation not set forth in this Agreement.

        15.    Agreement to Arbitrate Claims (Employment and Termination of Employment).

          (a) Any controversy or claim (contract, tort, or statutory) under federal, state, or local law between the Company or any of its affiliates (or any of their respective benefit plans, benefit plan sponsors, fiduciaries, administrators, successors and assigns) and the Optionee arising out of or in connection with the Optionee's employment with the Company or any of its affiliates, or the termination of that employment (with the exception of any workers' compensation or unemployment compensation claims, claims for employee benefits where the applicable benefit plan or pension plan expressly specifies that its claims procedure shall culminate in an arbitration procedure different from the one described in this Section 15 or any claim for equitable or injunctive relief contemplated by or referred to in Section 9(c) or 9(d) of this Agreement), including without limitation the construction or application of any of the terms, provisions or conditions of this Agreement, shall be submitted to final and binding arbitration in accordance with this Section 15. With respect to individuals who at the time of the option grant or thereafter are, were or at any time hereafter become employed by the Company or any of its affiliates in, or are, were or become residents or citizens of, the United States ("U.S. Employees"), such arbitration shall be compelled and enforced according to the Federal Arbitration Act and shall be conducted according to the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association except as otherwise provided herein. With respect to all individuals who are, were or become employees of the Company or any of its affiliates who do not qualify as U.S. Employees under the foregoing definition, such arbitration shall be compelled, enforced and conducted according to such rules as the parties may agree at the time of commencement of the arbitration and, in the absence of any such agreement, in accordance with the Federal Arbitration Act and the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association except as otherwise provided herein. The current National Rules, and other information about the American Arbitration Association, can be accessed via the Internet at www.adr.org or can be obtained from the Company by a request directed to its VP-Human Resources. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by the American Arbitration Association pursuant to its rules. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state or other jurisdiction in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. Without limiting the arbitrator's power and authority, it is understood that (i) the arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or formation of this Agreement, including but not limited to the provisions of this Section 15, and any claim that all or any part of this Agreement is void or voidable and (ii) the arbitrator shall have the authority to entertain motions to dismiss and motions for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure (unless otherwise agreed to by the parties in connection with disputes involving a non-US Employee).

          (b) Without in any way limiting the breadth of the controversies or claims intended to be covered by the arbitration agreement set forth in this Section 15, it is understood and agreed that this agreement to arbitrate shall include without limitation any and all controversies, claims or allegations arising out of or in connection with the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Rehabilitation Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, any federal, state or local statute prohibiting discrimination or harassment (on the basis of sex, race, color, national origin, ancestry, religion, age, marital status, veteran status, pregnancy, sexual orientation, medical condition, handicap, disability or otherwise), any alleged wrongful employment practice, any alleged wrongful termination, and any allegation concerning the failure to pay wages, bonuses, compensation or benefits.

          (c) The aggrieved party must initiate arbitration by sending written notice of an intention to arbitrate by registered or certified mail or by courier to the other party. The notice to the Company or one of its affiliates shall be sent to the Company's VP-Human Resources. The notice to the Optionee shall be sent to the Optionee's last known address (as noted in the Optionee's personnel file). This notice must contain a description of the dispute and the remedy sought. The arbitrator shall be impartial and experienced in employment matters. Judgment on the award the arbitrator renders may be entered in any court having jurisdiction over the parties. The arbitration shall be conducted in the county or within 75 miles of the county where the Optionee is employed or was last employed by the Company or one of its affiliates. Each party may be represented by an attorney or other representative selected by the party. Each party shall have the right to take the deposition of one individual and any expert witness proposed to be utilized by another party and to make requests for production of documents; additional discovery may be had only where the arbitrator selected pursuant to this Section 15 so orders, upon showing of substantial need. Each party shall have the right to subpoena witnesses and documents for the arbitration. At least 30 days before the arbitration, each party must provide to the other lists of witnesses, including any expert, and copies of all exhibits intended to be used at arbitration.

          (d) Each party to the arbitration shall equally share the fees and costs of the arbitrator. Each party will deposit funds or post other appropriate security for its share of the arbitrator's fees, in an amount and manner determined by the arbitrator, 10 days before the first day of hearing. If the Optionee cannot pay the Optionee's share of arbitrator fees and other related costs due to financial hardship, the Optionee can make a request to the arbitrator for financial relief. If the arbitrator agrees that the Optionee cannot pay and grants the Optionee's request, the other party to the arbitration (or the Company) shall advance the Optionee's share of the fee and other related costs, or any portion thereof so ordered by the arbitrator. If this occurs, the Optionee understands that the arbitrator is required to address the Optionee's share of the arbitrator's fee and other related costs, and the Optionee's potential obligation to reimburse the other party to the arbitration (or the Company) for that fee and those costs, in the arbitrator's decision. Each party to the arbitration shall pay for its own costs and attorneys' fees, if any, incurred in pursuing or defending the claim submitted to arbitration. However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees, or if there is a written agreement providing for attorneys' fees, the arbitrator may award reasonable attorneys' fees to the prevailing party. The arbitrator may also award costs, including the cost of the arbitrator's fees, to the prevailing party.

          (e) This agreement to arbitrate shall survive the expiration or termination of this Agreement and termination of the Optionee's employment for any reason. This arbitration procedure, which substitutes an arbitral forum for a judicial forum, is intended to be the exclusive method of resolving any claim arising out of or in connection with the Optionee's employment with the Company or any of its affiliates, or the termination of that employment, with the exception of any workers' compensation claim or unemployment compensation claim, any claim for employee benefits where the applicable benefit plan or pension plan expressly specifies that its claims procedure shall culminate in an arbitration procedure different from the one described in this Section 15 or any claim for equitable or injunctive relief contemplated by or referred to in Section 9(c) or 9(d) of this Agreement. If any part of this agreement to arbitrate is found to be void as a matter of law or public policy, the remainder of the agreement to arbitrate will continue to be in full force and effect to the maximum extent permissible.

          (f) No claim may be brought under this arbitration procedure on behalf of any other person or entity. The Company and its affiliates (and any of their respective benefit plans, benefit plan sponsors, fiduciaries, administrators, successors or assigns) reserve the right to sever or consolidate claims in each instance at its option in order to facilitate case processing and to lower costs.

        16.    Agreement to Arbitrate Claims (Non-Employment Matters).

          (a) Any controversy or claim (contract, tort, or statutory) under federal, state, or local law between the Company or any of its affiliates (or any of their respective benefit plans, benefit plan sponsors, fiduciaries, administrators, successors and assigns) and the Optionee that is not covered by the provisions of Section 15 above, including but not limited to those arising out of or in connection with the Optionee's services for the Company or any of its affiliates in a capacity other than as an employee, or the termination of those services (with the exception of any workers' compensation claim or unemployment compensation claim, any claim for employee benefits where the applicable benefit plan or pension plan expressly specifies that its claims procedure shall culminate in an arbitration procedure different from the one described in Section 15 above or any claim for equitable or injunctive relief contemplated by or referred to in Section 9(c) or 9(d) of this Agreement), including without limitation the construction or application of any of the terms, provisions or conditions of this Agreement (in the event the provisions of Section 15 are inapplicable to the construction or application of the terms, provisions or conditions of this Agreement), shall be submitted to final and binding arbitration in accordance with this Section 16. With respect to (i) individuals who at any time provide or provided any services to the Company in the United States, or are, were or become residents or citizens of, the United States, or (ii) any controversy or claim relating to any issue arising in the United States (the items described in (i) and (ii) are collectively referred to as "US Claims"), the arbitration contemplated by this Section 16 shall be compelled and enforced according to the Federal Arbitration Act and shall be conducted according to the then-current Commercial Arbitration Rules of the American Arbitration Association except as otherwise provided herein. With respect to any other arbitration contemplated by this Section 16 that is not dealt with in the preceding sentence, such arbitration shall be compelled, enforced and conducted according to such rules as the parties may agree at the time of commencement of the arbitration and, in the absence of any such agreement, in accordance with the Federal Arbitration Act and the then-current Commercial Arbitration Rules of the American Arbitration Association except as otherwise provided herein. The current Commercial Arbitration Rules, and other information about the American Arbitration Association, can be accessed via the Internet at www.adr.org or can be obtained from the Company by a request directed to its Vice-President, Human Resources. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by the American Arbitration Association pursuant to its rules. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state or other jurisdiction in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. Without limiting the arbitrator's power and authority, it is understood that (i) the arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or formation of this Agreement, including but not limited to the provisions of this Section 16, and any claim that all or any part of this Agreement is void or voidable and (ii) the arbitrator shall have the authority to entertain motions to dismiss and motions for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure (unless otherwise agreed to by the parties in connection with disputes involving a non-US Claim).

          (b) The aggrieved party must initiate arbitration by sending written notice of an intention to arbitrate by registered or certified mail or by courier to the other party. The notice to the Company or one of its affiliates shall be sent to the Company's VP-Human Resources. The notice to the Optionee shall be sent to the Optionee's last known address (as noted in the records of the Company or an affiliate of the Company). This notice must contain a description of the dispute and the remedy sought. The arbitrator shall be impartial and experienced in commercial matters. Judgment on the award the arbitrator renders may be entered in any court having jurisdiction over the parties. The arbitration shall be conducted in the county or within 75 miles of the county (x) where the Optionee provides services to, or last provided services to, the Company or one of its affiliates in a capacity other than as an employee or, if no services are or were provided by the Optionee in any such capacity, (y) where the issue arose. Each party may be represented by an attorney or other representative selected by the party. Each party shall have the right to take the deposition of one individual and any expert witness proposed to be utilized by another party and to make requests for production of documents; additional discovery may be had only where the arbitrator selected pursuant to this Section 16 so orders, upon showing of substantial need. Each party shall have the right to subpoena witnesses and documents for the arbitration. At least 30 days before the arbitration, each party must provide to the other lists of witnesses, including any expert, and copies of all exhibits intended to be used at arbitration.

          (c) Each party to the arbitration shall equally share the fees and costs of the arbitrator. Each party will deposit funds or post other appropriate security for its share of the arbitrator's fees, in an amount and manner determined by the arbitrator, 10 days before the first day of hearing. Each party to the arbitration shall pay for its own costs and attorneys' fees, if any, incurred in pursuing or defending the claim submitted to arbitration. However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees, or if there is a written agreement providing for attorney's fees, the arbitrator may award reasonable attorneys' fees to the prevailing party. The arbitrator may also award costs, including the cost of the arbitrator's fees, to the prevailing party.

          (d) This agreement to arbitrate shall survive the expiration or termination of this Agreement and termination of the Optionee's relationship with the Company or any of its affiliates for any reason. This arbitration procedure, which substitutes an arbitral forum for a judicial forum, is intended to be the exclusive method of resolving any claim or controversy that is not covered by the provisions of Section 15 above, including but not limited any claim or controversy arising out of or in connection with the Optionee's services for the Company or any of its affiliates in a capacity other than as an employee, or the termination of those services, but this arbitration procedure does not apply to any workers' compensation claim or unemployment compensation claim, any claim for employee benefits where the applicable benefit plan or pension plan specifies that its claim procedure shall culminate in an arbitration procedure different from the one described in Section 15 above, or to any claim for equitable or injunctive relief contemplated by or referred to in Section 9(c) or 9(d) of this Agreement. If any part of this agreement to arbitrate is found to be void as a matter of law or public policy, the remainder of the agreement to arbitrate will continue to be in full force and effect to the maximum extent permissible.

          (e) No claim may be brought under this arbitration procedure on behalf of any other person or entity. The Company and its affiliates (and any of their respective benefit plans, benefit plan sponsors, fiduciaries, administrators, successors or assigns) reserve the right to sever or consolidate claims in each instance at its option in order to facilitate case processing and to lower costs.

        The Optionee acknowledges that the Optionee (1) has been advised to consult with an attorney prior to executing this Agreement, (2) has read this Agreement carefully and understands all of its terms, including but not limited to (x) the provisions relating to confidentiality and non-solicitation and (y) the provisions requiring mandatory arbitration of controversies or claims whether or not related to the option granted hereunder, and (3) understands that the Optionee is giving up valuable rights, including a right to a jury trial.

        IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

TMP WORLDWIDE INC.
By:

James Treacy

EXHIBIT B

GENERAL RELEASE AGREEMENT

        THIS GENERAL RELEASE AGREEMENT (the "Agreement") is effective as of the            day of                        ,            , [date of James Treacy's proper completion, execution and delivery of this Agreement to TMP; must be on or after last day of employment under Employment Agreement and General Release dated August 6, 2002 but no later than January 20, 2003] between James Treacy ("Executive") and TMP Worldwide Inc., a Delaware corporation (the "Company").

        In consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    General Releases.

          (a)    Executive Release.    In consideration of the obligations the Company in Section 4(c) of the Employment Agreement and General Release between Executive and the Company dated August 6, 2002 (the "August Agreement") and as a material inducement to the Company to enter into this Agreement, Executive, on behalf of Executive, Executive's heirs, estate, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge each of the Releasees (as defined below) from any and all actions, causes of action, suits, debts, administrative or agency charges, dues, sums of money, accounts, claims, reckonings, complaints, liabilities, obligations, agreements, promises, damages, demands, judgments, options, shares, controversies, variances, trespasses, costs, losses, expenses and legal fees and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, which Executive or Executive's heirs, estate, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have against each or any of the Releasees by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, whether or not arising out of or in connection with Executive's employment or termination of employment, including but not limited to: any and all rights and claims under federal, state or local laws, regulations or requirements, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act, Section 1981 of Title 42 of the United States Code, the Family and Medical Leave Act, the Workers Adjustment and Notification Act, the laws of the State of New York and all localities therein, the laws of the State of New Jersey and all localities therein, the constitution of the States of New York and New Jersey, the New York Labor Law, the New York State Executive Law (including New York State's Human Rights Law), any and all rights and claims relating to defamation, discrimination (on the basis of sex, race, color, national origin, religion, age, disability or otherwise), workers' compensation, fraud, misrepresentation, breach of contract, intentional or negligent infliction of emotional distress, breach of any covenant of good faith and fair dealing, negligence, tort claims, implied or express, claims of fraudulent inducement, retaliation, wrongful termination, severance, pension, wrongful employment practices or relating to Executive's employment with, or separation of employment from, the Company, any and all rights and claims under any and all employment agreements, arrangements or offer letters (including but not limited to the Employment Agreement referencing an execution date of November 18, 1996, as amended by (x) Amendment No. 1 to Employment Agreement referencing an execution date of October 21, 1998, (y) Amendment No. 2 to Employment Agreement referencing an execution date of November 2, 1999 and (z) Amendment No. 3 to Employment Agreement referencing an execution date of November 1, 2001 and the August Agreement (collectively, the "Prior Agreements")), any and all rights to options or other equity interests in the Company or any of its Affiliates or any other rights or claims arising under any federal, state or local law, statute, regulation or case law except and only to the limited extent otherwise expressly provided in this Paragraph 1(a).

          As used in this Agreement, the term "Releasees" is a collective reference to the Company, and each of its present, former and future stockholders, subsidiaries, Affiliates, successors, assigns and employee benefit plans, and each of its directors, officers, employees, trustees, representatives, insurers and agents, each in their official and individual capacities. As used in this Agreement, the term "Affiliates" is a reference to all affiliates within the meaning of Rule 405 under the Securities Act of 1933, as amended. Notwithstanding anything in this Paragraph 1(a) to the contrary, nothing in this Paragraph 1(a) shall be deemed to be a release of (i) Executive's vested rights, if any, under the Company's 401(k) plan, (ii) Executive's rights under the option agreements dated (a) January 6, 1997, (b) December 12, 1997, (c) December 9, 1998, (d) August 5, 1999, (e) April 4, 2001, (f) September 10, 2001, (g) November 1, 2001, (h) September 10, 2002 and (i) the Option Agreement referred to in Section 2(b) of the August Agreement if and only if such option agreement was required to be issued pursuant to the terms of such Section 2(b), in the case of the agreements referred to in clauses (a) through (g) (the "Specified Option Agreements"), as they have been amended pursuant to Section 7(a) of the August Agreement, (iii) Executive's rights under the Indemnity Agreement between Executive and the Company dated September 16, 1996 (the "Indemnity Agreement") and any rights to indemnification under any applicable law, the Company's certificate of incorporation and bylaws and any rights to coverage under any directors' and officers' liability policies (the foregoing sometimes referred to herein as "Indemnification and Insurance Coverage Rights"), (iv) Executive's rights to shares of Company Common Stock acquired upon exercise of the foregoing options or acquired in the open market or pursuant to the Company's 401(k) plan or under the Agreement and Plan of Merger of TMP Worldwide Inc., Worldwide Classified Inc., McKelvey Enterprises Inc. and Telephone Marketing Programs Incorporated dated September 20, 1996, (v) Executive's rights under the following provisions of the August Agreement: Sections 4, 5, 7 and 8, and (vi) Executive's rights under this Agreement.

          (b)    Company Release.    The Company, on behalf of itself and its successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge Executive from any and all actions, causes of action, suits, debts, administrative or agency charges, dues, sums of money, accounts, claims, reckonings, complaints, liabilities, obligations, agreements, promises, damages, demands, judgments, controversies, variances, trespasses, costs, losses, expenses and legal fees and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, which the Company, its successors and assigns ever had, now have or hereafter can, shall or may have against Executive by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, whether or not arising out of or in connection with Executive's employment or termination of employment, including but not limited to: any and all rights and claims under federal, state or local laws, regulations or requirements, the laws of the State of New York and all localities therein, the laws of the State of New Jersey and all localities therein, the constitution of the States of New York and New Jersey, any and all rights and claims relating to defamation, fraud, misrepresentation, breach of contract, intentional or negligent infliction of emotional distress, breach of any covenant of good faith and fair dealing, negligence, tort claims, implied or express, claims of fraudulent inducement, or relating to Executive's employment with, or separation of employment from, the Company, and any and all rights and claims under any and all employment agreements, arrangements or offer letters (including but not limited to the Prior Agreements), and any and all rights or claims arising under any federal, state or local law, statute, regulation or case law except and only to the limited extent otherwise expressly provided in this Paragraph 1(b). Notwithstanding anything in this Paragraph 1(b) to the contrary, nothing in this Paragraph 1(b) shall be deemed to be a release of any rights of the Company, its successors or assigns, (i) under the Company's 401(k) plan, (ii) under the stock option agreements between the Company and Executive identified in Paragraph 1(a) above, as such agreements have been amended pursuant to Section 7(a) of the August Agreement, (iii) under the Indemnity Agreement or relating to the Indemnification and Insurance Coverage

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  Rights, (iv) with respect to any money borrowed by or advances provided to Executive (including but not limited to (x) any money borrowed under the Company's 401(k) plan and (y) advances including but not limited to those relating to business, travel and entertainment), (v) under applicable laws and the Company's certificate of incorporation and bylaws with respect to shares of Company Common Stock, (vi) with respect to breach of any fiduciary obligations of Executive, (vii) with respect to any fraud, theft, embezzlement or comparable misconduct, (viii) with respect to breach of any nonsolicitation, confidentiality and/or noncompetition obligations, (ix) the Company's rights under the following provisions of the August Agreement: Sections 4, 5, 7 and 8, and (x) under this Agreement.

          (c)    Absolute Defense.    This Paragraph 1 constitutes, among other things, a full and complete release of any and all claims released by Executive or the Company, and it is the intention of the parties that this Agreement shall be a complete and absolute defense to anything released hereunder. Each party expressly and knowingly waives such party's right to assert any claims against the other that are released hereunder and covenants not to sue any of the released persons or entities based upon any claims released hereunder. Each party represents and warrants that such party has not filed any charges, claims or suits of any kind against the other party as of the date of this Agreement.

        2.    Records, Documents, and Property.    Executive will return to the Company all of the records, correspondence, electronic and magnetic storage media, documents, reports, files and all other property, including keys, of the Company or any of its Affiliates, promptly after Executive signs and delivers this Agreement, provided however, that Executive may retain the office equipment owned by the Company that was previously provided for use in Executive's home office (it being understood that the ongoing use of such equipment will be at Executive's sole cost and expense and the Company hereby conveys such equipment "AS IS" without representation or warranty of any kind). Executive will not retain any copies, duplicates or excerpts of any of the aforementioned documents or items. The foregoing shall not limit Executive's ability to receive and use information provided Executive in his capacity as director of the Company for the sole purpose of his service as member of the Company's Board.

        3.    Review Period; Rescission.    Executive acknowledges that Executive has been given a period of 21 days, not including the date of receipt, in which to consider this Agreement. Once this Agreement is executed, Executive may rescind this Agreement within 7 calendar days of signing. To be effective, any rescission must be in writing and delivered to the Company at 622 Third Avenue, 39th Floor, New York, NY 10017, Attn: Margaretta Noonan either by hand or by mail within the 7 day period. If sent by mail, the rescission must be (1) postmarked within the 7 day period; (2) properly addressed to the Company; and (3) sent by certified mail, return receipt requested. Upon any such effective rescission, all of the provisions of this Agreement, including but not limited to Paragraph 1, shall be null and void ab initio. After the 7 day rescission period has passed, this Agreement shall be irrevocable.

        4.    Incorporated Provisions.    The provisions of Sections 8, 9, 10, 12 and 13 of the August Agreement are hereby incorporated herein by reference, as if fully set forth herein.

        5.    Cooperation.    The Company may from time to time request Executive's reasonable assistance in connection with pending or threatened litigation, claims, proceedings, inquiries or investigations concerning matters about which Executive may have actual or imputed knowledge. It is understood that such assistance may include, without limitation, Executive's providing and compiling information, participating in discussions and/or interviews, participating in depositions requested by plaintiffs, defendants or others and testifying as a witness. Executive agrees to provide any and all such reasonable assistance to the Company and its advisors upon request for no additional consideration, provided, however, that (x) the Company shall pay on Executive's behalf or reimburse Executive upon presentation of invoices therefore Executive's reasonable out-of-pocket costs relating thereto and (y) in

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the event that the aggregate number of hours spent by Executive after the date hereof under the provisions of this Paragraph 5 exceed 16, Executive shall thereafter be compensated for his time in excess of such initial 16 hours at the rate of $2,596.15 per day. During Executive's tenure on the Board, the Company agrees to make a good faith effort to provide Executive with prompt notice of those matters about which Executive has actual or imputed knowledge with respect to which the Company may require Executive's assistance under this Paragraph 5.

        6.    Entire Agreement.    This Agreement sets forth the entire understanding of the parties, and terminates, supersedes and preempts all prior oral or written understandings and agreements with respect to Executive's employment and termination of employment with the Company and any of its subsidiaries or Affiliates, including but not limited to the Prior Agreements, except and only to the extent otherwise expressly provided in this Agreement. Each party represents that it has not relied on any representation not set forth in this Agreement. This Agreement shall be binding on and inure to the benefit of the parties' successors, heirs, estates and beneficiaries. All rights and obligations of Executive shall survive his death and shall be binding on and inure to the benefit of his estate or his designated beneficiaries.

        7.    VOLUNTARY AND KNOWING ACTION.    EACH OF THE PARTIES ACKNOWLEDGES THAT SUCH PARTY HAS CAREFULLY READ AND UNDERSTANDS THIS AGREEMENT AND THAT SUCH PARTY HAS EXECUTED THE SAME AS HIS OR ITS OWN FREE ACT AND DEED. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AND HAS IN FACT CONSULTED WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ALL OF ITS TERMS, AND IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITH THE FULL INTENT OF, AMONG OTHER THINGS, RELEASING THE COMPANY AND CERTAIN OTHER PARTIES OF ALL KNOWN AND UNKNOWN CLAIMS.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

Dated: , 200 [date of execution by Executive; must be on or after last day of employment but be no later than January 20, 2003]	James Treacy

Dated: , 200 [date of execution by the Company]	TMP Worldwide Inc. By: Name: Title:

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Exhibit C

TMP Worldwide Optionee Statement

Exercisable as of 08/02/2002 Global ID/SSN # Division: Corp
James Treacy 76 Concord Ave	Term Date:
Glen Rock, NJ 07452 USA
Grant Date	Expiration Date	Plan ID	Grant Type	Options Granted	Option Price	Options Outstanding	Options Vested
01/06/1997	01/06/2007	1996SOP	Non-Qualified	133,332	$6.44	133,332	133,332 current
12/12/1997	12/12/2007	1996SOP	Non-Qualified	10,000	$7.50	10,000	10,000 current
12/09/1998	12/09/2008	LTIP1999	Non-Qualified	150,000	$13.44	150,000	112,500 current
							37,500 on 12/09/2002
08/05/1999	08/05/2009	LTIP1999	Non-Qualified	400,000	$22.06	400,000	400,000 current
04/04/2001	04/04/2011	LTIP1999	Non-Qualified	5,000	$30.625	5,000	1,250 current
							1,250 on 12/31/2002
							1,250 on 12/31/2003
							1,250 on 12/31/2004
09/10/2001	09/10/2011	LTIP1999	Non-Qualified	200,000	$41.75	200,000	0 current
							200,000 on 09/10/2002
11/01/2001	11/01/2011	LTIP1999	Non-Qualified	100,000	$27.50	100,000	0 current
							25,000 on 11/01/2002
							25,000 on 11/01/2003
							25,000 on 11/01/2004
							25,000 on 11/01/2005
Totals				998,332		998,332	657,082

Important Stock Option Administration Information

Please take a few minutes and read the following to properly set up and access your account with TMP and Salomon Smith Barney (SSB).

TMP Worldwide: Stock Option Agreement & Global ID Number
When you receive your Stock Option Agreement please sign and return one copy to:
TMP Worldwide ~ 622 Third Avenue, 39th floor ~ H.R. — Maddie Cintron ~ New York, NY 10017

Global ID numbers (for U.S. employees your Social Security number) are used to track your account information.
You need this number to access your account and to exercise your options. It's located on the top of this statement.

Salomon Smith Barney: PIN & W8/W9 "New Account Information" form
You should receive a letter from SSB with a 4 digit Personal Identification Number (PIN) on the top right of the page and a New Account Information Form. You need this PIN to access your account and to exercise your options.
* If you did not get a letter, please contact SSB and request one by calling: (877) 615-7314, or for callers outside the USA (212) 692-2889.

The New Account Information form (W8/W9) is a tax form. Regardless of your status, U.S. citizen or non U.S. citizen, if you DO NOT return your forms to SSB, they will withhold an additional 31% in TAXES from your proceeds. When this happens, it is YOUR responsibility to get that money back from the United States government (IRS).

* U.S. employees (W-9): You must either mail/fax your form to SSB, or you can call the Voice Response System and complete the form on the telephone (877-615-7314).
* Non-U.S. employees (W-8): Must mail your original form to SSB.
* If you have any questions, please contact Maddie Cintron at maddie.cintron@tmp.com

Your stock options, including but not limited to the number of options granted, the option price, the total number of options outstanding and the total number of options vested, are governed in all respects by the stock option agreement(s) relating thereto, which are required to have been signed and returned to TMP Worldwide Inc. In the event of any discrepancy between the information set forth above regarding your stock options and the stock option agreement(s) relating thereto, the terms and conditions of such stock option agreement(s) shall prevail.

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Exhibit D

FOR IMMEDIATE RELEASE
	Contacts:	Christian Harper Weber Shandwick (212) 445-8135 charper@webershandwick.com

David Rosa TMP Worldwide (212) 351-7067 david.rosa@tmp.com

TMP Worldwide President & COO Jim Treacy to Leave Post

—Treacy to Remain with Company Until Transition is Complete—

—Will Retain Seat on TMP Worldwide Board of Directors—

New York, August 6, 2002—TMP Worldwide Inc. (NASDAQ: TMPW), the world's leading supplier of human capital solutions, including the pre-eminent Internet career portal Monster®, today announced that President and Chief Operating Officer (COO) James J. Treacy is leaving the company, but will retain his seat on the TMP Worldwide Board of Directors.

        Mr. Treacy will remain with the company in his current role until his successor is appointed and the transition is completed, which TMP expects will be by year-end. Mr. Treacy will be an active participant in this process.

        "Jim is a superb leader with keen management skills and talent. Since joining TMP Worldwide eight years ago, our company has thrived under his strategic guidance and benefited greatly from his operational sensibilities and commitment to delivering continuous and meaningful results," said Andrew J. McKelvey, Chairman and CEO of TMP Worldwide. "As company president and COO, Jim led our efforts to align our operations with the reality of today's human resource marketplace, and championed many of the online recruitment innovations and strategies that have enabled us to provide clients with the broadest array of human capital solutions in the industry. While I will miss his daily contributions, I am pleased that we can still count on his insight and counsel as a member of the company's Board of Directors."

        "My tenure and experience at TMP Worldwide has been extraordinary. With Andy's contract as CEO being renewed until May 2005 and my personal aspirations to be chief executive officer of a major global company, I realized it was time for me to move on, and Andy supported my decision," said Mr. Treacy. "I'm looking forward to working with Andy and the rest of TMP's senior management team to make this transition a smooth and seamless one."

        Mr. Treacy, 44, joined TMP Worldwide in 1994 as chief executive officer of the company's Recruitment Advertising Division. He led the division from its infancy to its position now as one of the world's largest recruitment advertising enterprises. Additionally, Mr. Treacy played an integral role in the acquisition of Monster in 1995 and the creation of the corporate cross-selling strategy known as "feeding the Monster." He also contributed greatly to establishing Monster as the leading global Internet career portal and further validating the online recruitment industry as a credible, vital and growing segment of the economy.

        In 1998, TMP Worldwide appointed Mr. Treacy executive vice president and COO. He became company president and COO in November 2001. In this position, Mr. Treacy was responsible for the day-to-day direction and management of all TMP Worldwide business, corporate strategy and development, company financing and investor relations. During his tenure, Mr. Treacy led TMP through its initial public offering, two secondary offerings and onto the S&P 500, the Nasdaq 100 and Fortune e-50.

About TMP Worldwide

        Founded in 1967, TMP Worldwide Inc., with more than 10,000 employees in 33 countries, is the online recruitment leader, the world's largest Recruitment Advertising agency network, and one of the world's largest Executive Search & Executive Selection agencies. TMP Worldwide, headquartered in New York, is also the world's largest Yellow Pages advertising agency and a provider of direct marketing services. The Company's clients include more than 90 of the Fortune 100 and more than 490 of the Fortune 500 companies. In June 2001, TMP Worldwide was added to the S&P 500 Index. More information about TMP Worldwide is available at www.tmp.com.

        Monster, headquartered in Maynard, Mass., is the leading global careers website, recording over 41.1 million unique visits during the month of June 2002 according to independent research conducted by I/PRO. Monster connects the most progressive companies with the most qualified career-minded individuals, offering innovative technology and superior services that give them more control over the recruiting process. The Monster global network consists of local content and language sites in the United States, United Kingdom, Australia, Canada, the Netherlands, Belgium, New Zealand, Singapore, Hong Kong, France, Germany, Ireland, Spain, Luxembourg, India, Italy, Sweden, Norway, Denmark, Switzerland, Finland and Scotland. Monster is the official online career management services sponsor of the 2002 Olympic Winter Games and 2002 and 2004 U.S. Olympic Teams. More information about Monster is available at www.monster.com or by calling 1-800-MONSTER.

        Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward- looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions, competition, seasonality and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

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QuickLinks

EMPLOYMENT AGREEMENT AND GENERAL RELEASE
TMP WORLDWIDE INC. STOCK OPTION AGREEMENT
W I T N E S S E T H
GENERAL RELEASE AGREEMENT
TMP Worldwide Optionee Statement